January 10, 2023
Dear Fellow Shareholder,
As a shareholder in Kinetics Medical Fund, a series of Kinetics Mutual Funds (“KMF”), you recently received a proxy communication via email or a proxy statement and proxy card(s) in the mail in connection with the Joint Special Meeting of Shareholders to be held on January 23, 2023.
Shareholders are being asked to consider and approve an Agreement and Plan of Reorganization (“Plan”) to reorganize your Fund into the Horizon Kinetics Medical ETF.
After careful consideration, your Fund Board unanimously recommended that shareholders vote for the approval of the Plan. Please take a few minutes to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or phone.
How will the reorganization affect shareholders?
The primary purpose of the reorganization is to convert the Kinetics Medical Fund, which operates as a mutual fund, into an exchange-trading fund (“ETF”). We believe the plan may provide certain benefits including the following:
•The shareholder management fee will be significantly reduced from 1.25% to 0.85%.
•Your current investment advisor, Horizon Kinetics Asset Management, will continue to be responsible for the day-to-day management of the ETF.
•The ETF will have the same investment objective and substantially similar strategies and policies as Medical Fund.
•Shareholders will have increased liquidity through the ETF purchase and redemption process.
The Medical Fund’s retail base cumulatively owns a substantial amount of shares. You and your fellow shareholders will have a substantial positive impact on the vote outcome if you vote early and support the proposal. There are only two weeks before the shareholder Meeting. Please see voting options below:

Vote by Phone by calling 1-888-477-3120 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.
If you have any questions or need assistance in voting, please contact our proxy solicitor, Di Costa Partners (“DCP”) at: 1 (888) 477-3120. Please note that a DCP representative may call you to assist you in voting.
Thank you,
PETER B. DOYLE
PRESIDENT
KINETICS MUTUAL FUNDS, INC.